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                                                          OMB APPROVAL
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                                                     OMB Number:      3235-0145
                                                     Expires:  October 31, 1997
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (Amendment No. 1)1


                     CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                      CLASS A COMMON STOCK, $.01 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   G20045 10 3
                              --------------------
                                 (CUSIP Number)







--------
1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. G20045 10 3              13G              Page   2   of   4   Pages
          -----------                                    ----      ----


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     MARK PALMER
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)  [ ]
                                                                     (b)  [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     UNITED STATES
--------------------------------------------------------------------------------
                              5    SOLE VOTING POWER
      NUMBER OF
                                   400,060 Shares of Class B Common Stock, $.01
        SHARES                     par value, each share convertible into one
                                   share of Class A Common Stock
    BENEFICIALLY              --------------------------------------------------
                              6    SHARED VOTING POWER
      OWNED BY
                                   None
        EACH                  --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER
     REPORTING
                                   400,060 Shares of Class B Common Stock. $.01
      PERSON                       par value, each share convertible into one
                                   share of Class A Common Stock
       WITH
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   None
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     400,060  Shares of Class B Common  Stock,  $.01 par  value, each  share  convertible  into one  share of Class A Common
     Stock
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

     [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     2.34%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                                                 Page 3 of 4
Item 1. (a)  Name of Issuer:
-----------  ---------------

         Central European Media Enterprises Ltd. (the "Issuer").

Item 1. (b)  Address of Issuer's Principal Executive Offices:
-----------  ------------------------------------------------

         The Issuer's Principal address is Clarendon House, Church Street, Hamilton, HM CX Bermuda. The Issuer also maintains offices at 18 D'Arblay Street, London W1V 3FP, England.

Item 2. (a)  Name of Person Filing:
-----------  ----------------------

         Mark Palmer (the "Reporting Person").

Item 2. (b)  Address of Principal Business Office, or, if None, Residence:
-----------  -------------------------------------------------------------

         The Reporting Person's address is 4437 Reservoir Road, N.W., Washington, D.C. 20007.

Item 2. (c)  Citizenship:
-----------  ------------

         The Reporting Person is a United States citizen.

Item 2. (d)  Title of Class of Securities:
-----------  -----------------------------

         The report covers the Issuer's Class A Common Stock, $.01 par value (the "Common Stock").

Item 2. (e)  CUSIP Number:
-----------  -------------

         The CUSIP number of the Common Stock is G20045 10 3.

Item 3.
-------

         Not applicable.

Item 4.  Ownership.
-------  ----------

         Not applicable.

Item 5.  Ownership of Five Percent or Less of a Class.
-------  ---------------------------------------------

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [x].

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.
-------  ----------------------------------------------------------------

         Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the ------- Security Being Reported on by the Parent Holding Company.
         ----------------------------------------------------------------------

         Not applicable.

Item 8.  Identification and Classification of Members of the Group.
-------  ----------------------------------------------------------

         Not applicable.

Item 9.  Notice of Dissolution of Group.
-------  -------------------------------

         Not applicable.

Item 10.  Certification.
--------  --------------

         Not applicable.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief I certify that the information set forth in this statement is true, complete and correct.


Date:  February 11, 1997

                                                       /s/ Mark Palmer
                                                     ------------------------
                                                            Signature


                                                           Mark Palmer
                                                     ------------------------
                                                               Name